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                                REAL ESTATE NOTE


                                          Boston, Massachusetts

$1,650,000.00                             July 30, 1997


      The undersigned DM Management Company, for value received, promises to pay to the order of Citizens Bank of Massachusetts (hereinafter called the "BANK"), at its principal office at 55 Summer Street, Boston, Massachusetts 02110, or such other location that the holder may specify

      One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00)

in monthly payments of Nine Thousand One Hundred Sixty-Seven Dollars ($9,167.00), the first such payment to be made thirty (30) days from the date of this Note, and on the like day of each month thereafter, except a final payment of the entire unpaid balance of principal shall be made on July 30, 2002, with interest thereon, as hereinafter provided, until paid in full. This is the Real Estate Note issued pursuant to the terms of a certain Loan Agreement dated June 3, 1997 by and between Bank and the undersigned, as amended (the "Loan Agreement").

      Interest shall accrue at the rates provided in the Loan Agreement for the Real Estate Loan as defined therein and shall be paid monthly in accordance with the Loan Agreement. Overdue principal and overdue interest from time to time outstanding shall bear interest in accordance with the terms of the Loan Agreement. If any payment is not made when due hereunder, then, without limitation on any other right of the Holder, there shall be a late charge as provided in the Loan Agreement.

      If an "Event of Default" (as defined in the Loan Agreement) shall occur, the entire unpaid principal balance of this note and all accrued and unpaid interest may become or be declared due and payable without notice or demand, in the manner and with the effect provided in the Loan Agreement. If any payment is not made when due hereunder, then, without limitation on any other right of the Holder, there shall be a late charge.

      Every maker, endorser and guarantor of this note, or the obligation represented by this note, waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default, or enforcement of this note, assents to any and all extensions or postponements of the time of payment or any other indulgence, to any substitution, exchange, or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable, and generally waives all suretyship defenses and defenses in the nature thereof.

      The undersigned will pay all costs and expenses of collection, including attorneys' fees, incurred or paid by the holder in enforcing this note or the obligations hereby evidenced, to the extent permitted by law.
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      No delay or omission of the holder in exercising any right of remedy hereunder shall constitute a waiver of any such right or remedy.

      The holder need not enter payments of principal or interest upon this note, but may maintain a record thereof on a separate ledger maintained by the holder.

      The word "holder" as used in this note shall mean the payee or indorsee of this note who is in possession of it or the bearer if this note is at the time payable to bearer.

      This note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall take effect as an instrument under seal.

WITNESS:                             DM MANAGEMENT COMPANY


/s/ Lori B. Leeth                    By:  /s/ Olga L. Conley
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                                          Olga L. Conley
                                          Vice President Finance